21st Century Holding Company and Subsidiaries

EXHIBIT 21.1

SUBSIDIARIES

American Vehicle Insurance Company, a Florida corporation *

Assurance Managing General Agents, Inc., a Florida corporation

Century Risk Services, Inc., a Florida corporation

Federated National Insurance Company, a Florida corporation *

Federated Premium Finance, Inc., a Florida corporation

Insure-Link, Inc., a Florida corporation

Superior Adjusting, Inc., a Florida corporation

* Effective January 26, 2011, Federated National merged with and into American Vehicle, and the resulting entity changed its name to “Federated National Insurance Company”.